Exhibit 99.1

Bulldog Technologies Inc. – Completion of Convertible Note Offering

RICHMOND, British Columbia, February 27, 2006 - Bulldog Technologies Inc. (the “Company”) (OTC BB:BLLD.OB) announced that on February 27, 2006 it completed a private placement of the issuance of convertible notes to ten investors for total proceeds of $2,000,000. The convertible notes are convertible into shares of common stock of the Company at a conversion price of $1.00 per share, subject to adjustment. The Company issued warrants to the investors for the purchase of up to 2,000,000 additional shares of common stock of the Company at an exercise price of $1.15 per share, subject to adjustment, exercisable for a period of five years. As part of the private placement, the Company granted security over its assets, including a pledge of the shares of its subsidiaries. The proceeds of the private placement will be used for general corporate purposes.

As part of the private placement, the Company agreed to amend the terms of the convertible notes and warrants issued in September, 2005. The conversion price of the notes issued in that offering was reduced to $1.00 per share and the exercise price of the warrants issued in that offering was reduced to $1.15 per share. In consideration of certain investors agreeing to participate in this new private placement, the Company issued warrants to purchase up to 1,307,547 additional shares of common stock of the Company at an exercise price of $1.15 per share, exercisable for a period of five years.

The Company will pay a cash fee of $66,000 to a placement agent in connection with this private placement.

The securities offered in the private placement were not registered under the Securities Act of 1933 as amended (the “Act”), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

Contact:

Bulldog Technologies Inc.

Press Contact

Jan Roscovich

(604) 271-8656

Email: jroscovich@bulldog-tech.com